EXHIBIT 3.1
                                  FORM OF

                        SECOND AMENDED AND RESTATED

                      CERTIFICATE OF INCORPORATION OF

                             THEGLOBE.COM, INC.



     TODD V. KRIZELMAN and STEPHAN J. PATERNOT hereby certify that:

     1. The date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was May 26, 1995.

     2. The original Certificate of Incorporation was amended and restated on August 13, 1997, and was duly filed with the Secretary of State of the State of Delaware.

     3. They are the duly elected and acting Co-Chief Executive Officers and Co-Presidents of theglobe.com, inc., a Delaware corporation.

     4. The Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated in its entirety (the "Second Amended and Restated Certificate of Incorporation") to read as follows:

                                     I.

     The   name  of   this   Corporation   is   theglobe.com,   inc.   (the
"Corporation").

                                    II.

     The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington 19805, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

                                    III.

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

                                    IV.

     A. Authorized Capital Stock. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is one hundred three million (103,000,000) shares divided into the following classes:

          1. One hundred million (100,000,000) shares of Common Stock each having a par value of one-tenth of one cent ($0.001) per share (the "Common Stock"). Each share of Common Stock shall entitle the holder thereof to one vote in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation; and

          2. Three million (3,000,000) shares of Preferred Stock, each having a par value of one-tenth of one cent ($0.001) per share (the "Preferred Stock").

     B. Preferred Stock. Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board") is hereby authorized, by filing a certificate pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including without limitation the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that such shares had prior to the adoption of the resolution originally fixing the number of shares of such series.

     C. Designation of Preferred Stock.

          1. One million one hundred sixty-five thousand, nine hundred ninety (1,165,990) shares of Preferred Stock are hereby designated Series A Preferred Stock (the "Series A Preferred Stock");

          2. One million one hundred fifty-one thousand, four hundred fifty (1,151,450) shares of Preferred Stock are hereby designated Series B Preferred Stock (the "Series B Preferred Stock");

          3. Five hundred eighty-two thousand five hundred (582,500) shares of Preferred Stock are hereby designated Series C Preferred Stock (the "Series C Preferred Stock");

          4. Fifty-one (51) shares of Preferred Stock are hereby designated Series D Preferred Stock (the "Series D Preferred Stock"); and

          5. Ten (10) shares of Preferred Stock are hereby designated Series E Preferred Stock (the "Series E Preferred Stock").

     D. Rights, Preferences, Etc. of Series Preferred Stock. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (collectively, the "Series Preferred Stock"), are as follows:

          1. Dividend Rights. The holders of the then outstanding shares of Series Preferred Stock shall be entitled to receive, pari passu (with each share in the same series of Series Preferred Stock being entitled to the same dividend), dividends when, as and if declared by the Board out of any funds legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock. Such dividends shall not be cumulative. No dividend may be declared or paid on any series of Series Preferred Stock unless such dividend is declared and paid pro rata on all series of outstanding Series Preferred Stock.

          2. Liquidation Preference.

               a. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of each share of Series Preferred Stock then outstanding shall be entitled, pari passu, to be paid out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment or setting apart for payment of any amount shall be made in respect of the Common Stock, until such time as the holders of the Series Preferred Stock shall have received their respective preference amounts (the "Preference Amounts") as specified below. Each Preference Amount shall be adjusted for any combinations, consolidations, or stock distributions or stock dividends with respect to such shares, plus all declared but unpaid dividends thereon, if any, to the date fixed for distribution:

                    (i) The Series A Preferred Stock Preference Amount is ten cents ($0.10) per share;

                    (ii) The Series B Preferred Stock Preference Amount is fifty-two and one-half cents ($0.525) per share;

                    (iii) The Series C Preferred Stock Preference Amount is two dollars ($2.00) per share;

                    (iv) The Series D Preferred Stock Preference  Amount is
three  hundred  ninety-two  thousand  one-hundred   fifty-six  dollars  and
eighty-six cents ($392,156.86) per share; and

                    (v) The Series E Preferred Stock Preference Amount is five hundred eighty-eight thousand two hundred thirty-five dollars and thirty cents ($588,235.30) per share.

                    If upon liquidation, dissolution or winding up of the Corporation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders their full respective Preference Amounts, then such holders shall share ratably in any distribution of assets in proportion to the full amount to which they would otherwise be respectively entitled.

               b. After payment has been made to the holders of Series Preferred Stock of their full Preference Amounts, the remaining assets of the Corporation shall be distributed ratably among the holders of the Common Stock.

          3. Conversion. The holders of the Series Preferred Stock shall have conversion rights as follows:

               a. Optional Conversion. Subject to and in compliance with the provisions of this Section 3, any shares of Series Preferred Stock may, at the option of the holder thereof, be converted at any time into fully-paid and nonassessable shares of Common Stock as set forth below:

               (i) Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock shall each be convertible into Common Stock in the amount determined by multiplying the applicable conversion rate then in effect (determined as provided in Section 3.b(i) below) by the number of shares of Series Preferred Stock being converted.

               (ii) The number of shares of Common  Stock to which a holder of Series D Preferred Stock or Series E Preferred Stock shall be entitled upon conversion shall be an amount as determined in Section 3.b(ii) below.

               b. Conversion Rate.

                    (i) The conversion rate in effect at any time for conversion of the Series A Preferred Stock shall be the quotient obtained by dividing the Series A Original Issue Price (as defined herein) by the Series A Conversion Price (as defined herein), calculated as provided in
Section 3.c. The conversion rate in effect at any time for conversion of the Series B Preferred Stock shall be the quotient obtained by dividing the Series B Original Issue Price (as defined herein) by the Series B Conversion Price (as defined herein), calculated as provided in Section 3.c. The conversion rate in effect at any time for conversion of the Series C Preferred Stock shall be the quotient obtained by dividing the Series C Original Issue Price (as defined herein) by the Series C Conversion Price (as defined herein), calculated as provided in Section 3.c. The "Series A Original Issue Price" shall be ten cents ($0.10) per share. The "Series B Original Issue Price" shall be fifty-two and one-half cents ($0.525) per share. The "Series C Original Issue Price" shall be two dollars ($2.00) per share.

                    (ii) Each share of Series D Preferred Stock shall be convertible into an amount of Common Stock representing 1.0% of the Fully Diluted Capital Stock (as defined below), and each share of Series E
Preferred Stock shall be convertible into an amount of Common Stock representing 1.0% of the Fully Diluted Capital Stock, as calculated on the date of conversion.

     As used herein, "Fully Diluted Capital Stock" means the fully diluted capital stock of the Corporation, and assumes, without duplication, that
(A) all outstanding shares of capital stock are outstanding, (B) all warrants (excluding any warrant to purchase Series E Preferred Stock or Common Stock issued or issuable upon conversion of Series E Preferred Stock), rights or options to acquire capital stock of the Corporation, or any other securities which may be exchanged for or convertible into capital stock of the Corporation, which have been issued or granted, including any options authorized under any stock option plans (except as set forth below), shall have been exercised, exchanged or converted whether or not such warrants, rights or options or other securities shall have vested or are then exercisable, exchangeable or convertible and (C) if any stock appreciation rights or other phantom stock or similar rights have been authorized, granted or issued, the capital stock equivalents underlying such rights are outstanding; provided, however, that "Fully Diluted Capital Stock" shall not include (i) any equity securities, equity security equivalents (including stock appreciation rights) or securities convertible or exchangeable into any of the foregoing, or into which any of the foregoing are converted, issued or granted by the Corporation after August 13, 1997, without the approval of six (6) of the nine (9) members of the Board as required by Article V, or any equity securities issued upon conversion or exchange of any of the foregoing; (ii) shares of Common Stock issued in a Qualified IPO; or (iii) options for up to one million (1,000,000) shares of Common Stock issued pursuant to the Company's 1998 Stock Option Plan. The Fully Diluted Capital Stock shall be calculated based upon the following formula: Fully Diluted Capital Stock = X/(1-Y), where "X" equals the Fully Diluted Capital Stock other than with respect to the Series D Preferred Stock and the Series E Preferred Stock; and "Y" equals 1/100th of the aggregate number of outstanding shares of Series D Preferred Stock and Series E Preferred Stock. The antidilution provisions contained in this Section 3.b shall terminate upon the closing of a Qualified IPO after giving effect to the conversion as set forth in paragraph d below.

               c. Conversion Price. The conversion price for the Series A Preferred Stock shall be ten cents ($0.10) per share (the "Series A Conversion Price"), as adjusted from time to time in accordance with this
Section 3. The conversion price for the Series B Preferred Stock shall be fifty-two and one-half cents ($0.525) per share (the "Series B Conversion Price"), as adjusted from time to time in accordance with this Section 3. The conversion price for the Series C Preferred Stock shall be two dollars ($2.00) per share (the "Series C Conversion Price" and collectively with the Series A Conversion Price and the Series B Conversion Price, the "Conversion Prices"), as adjusted from time to time in accordance with this
Section 3.

               d. Automatic Conversion. Each share of Series Preferred Stock shall automatically be converted into shares of Common Stock at the then effective applicable conversion rate in the event of the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), covering the offer and sale of Common Stock (whether for the account of the Corporation or for the account of one or more stockholders of the Corporation) to the public at an aggregate offering price of not less than fifteen million dollars ($15,000,000) (a "Qualified IPO"), in which event the conversion of each share of Preferred Stock shall be deemed to have occurred automatically at the closing of such Qualified IPO. In addition, each share of the Series A Preferred Stock shall automatically convert upon (i) the vote or written consent of the holders of a majority of the outstanding Series A Preferred Stock, or (ii) the conversion into shares of Common Stock of all outstanding shares of the Series B Preferred Stock and Series C Preferred Stock. Each share of Series B Preferred Stock shall automatically convert upon the vote or written consent of the holders of a majority of the outstanding Series B Preferred Stock. Each share of Series C Preferred Stock shall automatically convert upon the vote or written consent of the holders of a majority of the outstanding Series C Preferred Stock. Each share of Series D Preferred Stock shall automatically convert upon the vote or written consent of the holders of a majority of the outstanding Series D Preferred Stock. Each share of Series E Preferred Stock shall automatically convert upon the vote or written consent of the holders of a majority of the outstanding Series E Preferred Stock.

               e. Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred Stock. In lieu of any fractional shares to which the holder of Series Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then-effective applicable Conversion Price. Before any holder of Series Preferred Stock shall be entitled to convert the same into full shares of Common Stock, it shall surrender the certificate or certificates therefor, duly endorsed, at the offices of the Corporation at such offices that it elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 3.d). The Corporation shall, as soon as practicable thereafter, issue and deliver at such offices to such holder a certificate or certificates, registered in such names as specified by the holder, for the number of shares of Common Stock to which it shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, and any accrued and unpaid dividends on the converted shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date (except that, in the event of an automatic conversion pursuant to Section 3.d, such conversion shall be deemed to have been made immediately prior to the closing of a Qualified IPO, or the effective date of the consent). If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the tendered shares shall not be deemed to have converted such shares until immediately prior to the closing of such sale of securities. Any conversions of shares of Series D Preferred Stock or Series E Preferred Stock which occur at substantially the same time shall be deemed to have occurred simultaneously.

               f. Adjustments for Subdivision, Dividends, Combinations or Consolidations of Common Stock.

                    (i) If the Corporation shall at any time or from time to time after the date that the first share of Series D Preferred Stock is issued (the "Original Issue Date") effect a combination or consolidation of the outstanding Common Stock, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                    (ii) In the event the Corporation  shall declare or pay
any dividend on the Common Stock payable in Common Stock or in the event the outstanding shares of Common Stock shall be subdivided, by reclassification or otherwise than by payment of a dividend in Common Stock, into a greater number of shares of Common Stock, the Conversion Prices in effect immediately prior to such dividend or subdivision shall be proportionately decreased:

                         a. in the case of any such  dividend,  immediately
after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or

                         b. in the  case of any  such  subdivision,  at the
close of business on the date immediately prior to the date upon which such corporate action becomes effective.

                    If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the applicable Conversion Price that became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the applicable Conversion Price shall be adjusted as of the time of actual payment of such dividend. The adjustment provisions set forth in this subsection shall not apply to the Series D Preferred Stock or the Series E Preferred Stock to the extent that an adjustment in the number and kind of securities issuable upon conversion of the Series D Preferred Stock or the Series E Preferred Stock is effected through a change in the Fully Diluted Capital Stock pursuant to subsection 3.b above.

               g. Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the termination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation that they would have received had their Series Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of the Series Preferred Stock or with respect to such other securities by their terms. The adjustment provisions set forth in this subsection shall not apply to the Series D Preferred Stock or the Series E Preferred Stock to the extent that an adjustment in the number and kind of securities issuable upon conversion of the Series D Preferred Stock or the Series E Preferred Stock is effected through a change in the Fully Diluted Capital Stock pursuant to subsection 3.b above.

               h. Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 3), in any such event each holder of Series Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. The adjustment provisions set forth in this subsection shall not apply to the Series D Preferred Stock or the Series E Preferred Stock to the extent that an adjustment in the number and kind of securities issuable upon conversion of the Series D Preferred Stock or the Series E Preferred Stock is effected through a change in the Fully Diluted Capital Stock pursuant to subsection 3.b above.

               i. Sale of Shares Below Conversion Price.

                    (i) If at any time or from time to time the Corporation issues or sells, or is deemed by the express provisions of this subsection
(i) to have issued or sold, Additional Shares of Common Stock (as defined herein), other than as provided in Sections 3.f through 3.h above, for an Effective Price (as defined herein) less than the then effective Series B Conversion Price or Series C Conversion Price, then and in each such case the then existing Series B Conversion Price or Series C Conversion Price, as applicable, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series B Conversion Price or Series C Conversion Price, as applicable, by a fraction
(i) the numerator of which shall be (A) the number of shares of Common Stock deemed Outstanding (as defined herein) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock that the Aggregate Consideration Received (as defined herein) by the Corporation for the total number of Additional Shares of Common Stock so issued could purchase at such Series B Conversion Price or Series C Conversion Price, as applicable, and (ii) the denominator of which shall be the number of shares of Common Stock deemed Outstanding immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of this paragraph, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually "Outstanding," (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities on the day immediately preceding the given date.

                    (ii) For the purpose of making any adjustment required under this Section 3.i, the consideration received by the Corporation from any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined herein) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                    (iii) For the purpose of the adjustment required under this Section 3.i, if the Corporation issues or sells any rights or options for the purchase of, stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Series B Conversion Price (in the case of the Series B Preferred Stock) or the Series C Conversion Price (in the case of the Series C Preferred Stock), in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that, if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further, that, if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that, if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series B Conversion Price or the Series C Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series B Conversion Price and Series C Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series B Conversion Price and Series C Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversion of Series B Preferred or Series C Preferred.

                    (iv) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 3.i, whether or not subsequently reacquired or retired by the Corporation, other than (A) shares of Common Stock issued upon conversion of the Series Preferred Stock; (B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) issued or to be issued to employees, officers or directors of, or consultants or advisors to, the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date and (D) shares of Common Stock issued in a Qualified IPO. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 3.i, into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this Section 3.i, for such Additional Shares of Common Stock.

               j. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Prices pursuant to this
Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series Preferred Stock.

               k. Notices of Record Date. In the event that the Corporation shall propose at any time:

                    (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                    (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                    (iii)    to    effect    any     reclassification    or
recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                    (iv) to merge or consolidate with or into any other Corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock;

                         a. at least ten days' prior written  notice of the
                    date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matter referred to in
                    (iii) and (iv) above; and

                         b. in the case of the matters referred to in (iii)
                    and (iv) above, at least 10 days' prior written notice of the date when the same shall take place (and specifying, if practicable, or estimating the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other
                    property   deliverable  upon  the  occurrence  of  such
                    event).

     Each such written notice shall be given by first-class mail, postage prepaid, addressed to the holders of Series Preferred Stock at the address for each such holder as shown on the books of the Corporation.

               l. Common Stock Reserved. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               m. Voting Rights.

                    (i) Except as otherwise provided herein or as required by law, each share of Series Preferred Stock issued and outstanding shall have the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred Stock, as applicable, are convertible as adjusted from time to time pursuant to Section 3 hereof. Except as otherwise provided herein or as required by law, the Common Stock and the Series Preferred Stock shall vote together as a single class. Fractional votes by the holders of Series Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number.

                    (ii) The holders of Series D Preferred Stock, voting together as a class, shall be entitled to elect five (5) directors of the Corporation and to exercise any right of removal or replacement of such directors; the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a class, shall be entitled to elect two (2) directors of the Corporation and to exercise any right of removal or replacement of such directors; the holders of shares of Series Preferred Stock and shares of Common Stock, voting together as a class, shall be entitled to elect two (2) directors of the Corporation and to exercise any right of removal or replacement of such directors. All vacancies on the Board shall be filled only in accordance with this section. This Section 3.m may be amended only by the affirmative vote of eight (8) of the nine (9) members of the Board. This Section 3.m(ii) shall terminate upon the consummation of a Qualified IPO.

                                     V.

     For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

          1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board. The number of directors which shall constitute the whole Board shall be nine (9). The affirmative vote of at least six (6) of the nine (9) directors shall be necessary for effecting or validating the following actions, and such actions shall not constitute the valid and binding actions of the Board or the Corporation unless so approved:

               a. Any action of the Board, or failure to act, that would cause, or could reasonably be expected to result in, a major shift (a
"Major Shift") in the Corporation's "basic business plan." The Corporation's "basic business plan" is to be a virtual community in which the paramount priority is getting people to interact and/or communicate with each other. This may include selling subscriptions, advertising and merchandising in furtherance of this paramount priority. It is also expected that there will be other priorities in support of the virtual community. Any two (2) directors acting together may reasonably determine that a proposed Board action, or failure to act, would constitute a Major Shift and, therefore, that such action, or failure to act, shall be subject to the super-majority Board approval requirements set forth in this Section 1; provided, however, that a "Major Shift" shall not include the issuance by the Corporation of equity or debt securities (unless such action is intended, or could reasonably be expected, to result in a Major Shift) or the removal or termination of a director or officer of the Corporation.

               b. Any transaction between the Corporation and any officer or director of the Corporation or holder of greater than 10% of the Fully Diluted Capital Stock or any affiliate or immediate family member of the foregoing.

               c. Any issuance, reservation or authorization of capital stock or other securities by the Corporation that would, if approved in accordance with the provision hereof, result in a change in the number of shares of Fully Diluted Capital Stock (excluding the issuance of Series E Preferred Stock upon the exercise of outstanding warrants and the pro rata issuance of stock dividends that do not dilute any stockholder's equity interest in the Corporation).

     This  Section 1 may be amended only by the  affirmative  vote of eight
(8) of the nine (9) members of the Board. The super-majority voting provisions contained in this Section 1 shall terminate upon the closing of a Qualified IPO.

          2. The Board may from time to time make, amend, supplement or repeal the Bylaws in the manner set forth therein.

          3. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

          4. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

                                    VI.

     A director of the Corporation shall, to the full extent not prohibited by the Delaware General Corporation Law now existing or as hereafter amended, not be liable to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.

                                    VII.

     The Corporation is to have perpetual existence.

                                   VIII.

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

                           *    *    *    *    *

          1. This Second Amended and Restated Certificate of Incorporation has been duly approved by the Board.

          2. This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware by the Board and the stockholders of the Corporation. The total number of outstanding shares entitled to vote or act by written consent was two million two hundred seventy-six thousand five hundred ninety-seven (2,276,597) shares of common stock, par value $0.001 per share, of the Corporation, one million one hundred sixty-five thousand nine hundred ninety (1,165,990) shares of Series A Preferred Stock, one million one hundred fifty-one thousand four hundred fifty (1,151,450) shares of Series B Preferred Stock, five hundred eighty-two thousand five hundred (582,500) shares of Series C Preferred Stock and fifty-one (51) shares of Series D Preferred Stock. [A majority of the outstanding shares of common stock, par value $0.001 per share, of the Corporation, a majority of the outstanding shares of Series A Preferred Stock, a majority of the outstanding shares of Series B Preferred Stock, a majority of the outstanding shares of Series C Preferred Stock and a majority of the outstanding shares of Series D Preferred Stock approved this Second Amended and Restated Certificate of Incorporation by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware and written notice of such was given by the Corporation in accordance with said Section 228.]

     IN WITNESS WHEREOF, theglobe.com, inc. has caused this Second Amended and Restated Certificate of Incorporation to be signed by its Co-Chief Executive Officers and Co-Presidents in New York, New York this __ day of July, 1998.

                                    THEGLOBE.COM, INC.

                                     By
                                       ---------------------------------
                                                Todd V. Krizelman,
                                            Co-Chief Executive Officer
                                                and Co-President

ATTEST:

By
  -------------------------------
        Stephan J. Paternot,
    Co-Chief Executive Officer,
     Co-President and Secretary